UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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The Timken Company

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Notice of
2010
Annual Meeting of
Shareholders
and
Proxy Statement

THE TIMKEN COMPANY
Canton, Ohio U.S.A.

i

ii

Ward J. Timken, Jr.
Chairman — Board of Directors
March 25, 2010
Dear Shareholder:
The 2010 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 11, 2010, at ten o’clock in the morning at the corporate offices of the Company in Canton, Ohio.
This year, you are being asked to act upon five matters. Details of these matters are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.
I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2010 Annual Meeting of Shareholders.
Sincerely,

Ward J. Timken, Jr.
Enclosure
The Timken Company
1835 Dueber Avneue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.
Telephone: 330-438-3000

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 11, 2010, at 10:00 a.m., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:
1.	To elect four Directors to serve in Class I for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2010.

3.	To approve The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 8, 2010.

4.	To consider amending the Company’s Amended Regulations to declassify the Board of Directors.

5.	To consider amending the Company’s Amended Regulations to authorize the Board of Directors to amend the Amended Regulations to the extent permitted by Ohio law.

6.	To transact such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on February 22, 2010, are the shareholders entitled to notice of and to vote at the meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.
Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent auditor (Item 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on management proposals (Items 3, 4 and 5 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
SCOTT A. SCHERFF
Corporate Secretary and
Vice President — Ethics and Compliance
March 25, 2010
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of The Timken Company (the “Company”) in connection with the Annual Meeting of Shareholders to be held on May 11, 2010, at 10:00 a.m. local time at the Company’s corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 26, 2010.
     The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.
ELECTION OF DIRECTORS
     The Company presently has twelve Directors who, pursuant to the Company’s Amended Regulations, are divided into three classes with four Directors in Class I, four Directors in Class II and four Directors in Class III. From the 2009 Annual Meeting of Shareholders until November 10, 2009, there were eleven Directors, with four Directors in Class I, three Directors in Class II and four Directors in Class III. At the Board of Directors’ meeting held on November 10, 2009, the Board passed a resolution increasing the size of the Board from eleven to twelve Directors, effective November 10, 2009, and electing John M. Ballbach to fill the vacancy apportioned to Class II. At the 2010 Annual Meeting of Shareholders, four Directors will be elected to serve in Class I for a three-year term to expire at the 2013 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.
     Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they voted against (or withheld votes from) the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose its decision on a Form 8-K, as well as the reasons for rejecting any tendered resignation, if applicable.
     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. If the shareholders approve the proposal to declassify the Board of Directors, found on page 41, future Director elections will be conducted according to the revised Amended Regulations.

ITEM NO. 1
ELECTION OF CLASS I DIRECTORS
     The Board of Directors, by resolution at its February 9, 2010 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the four individuals set forth below to be elected Directors in Class I at the 2010 Annual Meeting of Shareholders to serve for a term of three years expiring at the Annual Meeting of Shareholders in 2013 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders. Each of the nominees listed below has consented to serve as a Director if elected.
     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below. The Board of Directors recommends a vote FOR the election of the nominees named below.
NOMINEES
     The following information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 8, 2010.
     James W. Griffith, 56, has served as the President and Chief Executive Officer of The Timken Company since 2002. Mr. Griffith joined the Company in 1984, and has held positions as plant manager, Vice President of Manufacturing in North America and Managing Director of the Company’s business in Australia. From 1996 to 1999, he led the Company’s automotive business in North America and the Company’s bearing business activities in Asia and Latin America. He was elected President and Chief Operating Officer in 1999. Since that time, Mr. Griffith has led a transformation of the Company focused on creating ever-increasing levels of value for customers and shareholders. With Mr. Griffith’s broad experience and deep understanding of the Company, and as Chief Executive Officer, he is a key director for the Company. He has served on the Board of Directors since 1999. He also has been a director of Goodrich Corporation since 2002.
     John A. Luke, Jr., 61, is the Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals. He has held that position since 2003. Mr. Luke worked in a number of areas of Westvaco Corporation earlier in his career, including treasury, marketing and international sales, before joining its executive ranks in 1990. He led the process of merging the Westvaco Corporation with the Mead Corporation in 2002 to create MeadWestvaco Corporation, a large transformative transaction. As Chief Executive Officer of a company that was founded by his ancestors in 1888, Mr. Luke brings an understanding of the evolution of a family business into a global corporation. Mr. Luke’s leadership of a large, public global company and his experience in dealing with the issues facing such a company, make him well-positioned for his role as a Director. He has served on the Board of Directors since 1999. Mr. Luke also has served as a director of The Bank of New York Mellon Corporation since 2007, MeadWestvaco Corporation since 2002 and The Bank of New York from 1996-2007.
     Frank C. Sullivan, 49, has held the position of Chairman and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2008. He was appointed RPM’s Chief Executive Officer in 2002, prior to which he held positions in sales and corporate development before becoming Chief Financial Officer in 1993. He held various positions in the areas of commercial lending and corporate finance in the banking industry before joining RPM in 1987. With Mr. Sullivan’s extensive financial background, he serves as the financial expert for the Company’s Audit Committee. As Chief Executive Officer of a major public company, Mr. Sullivan possesses invaluable experience to deal with the wide range of issues facing the Company, and he is particularly knowledgeable in the area of acquisitions due to the substantial level of activity by RPM in that area. Grandson of the founder of RPM, Mr. Sullivan also brings to the Board knowledge and understanding of the evolution of a family business into a large public company. He has served on the Board of Directors since 2003, and he has been a director of RPM International, Inc. since 1995.
     Ward J. Timken, 67, currently serves as President of The Timken Foundation of Canton, a private charitable foundation to promote civic betterment through capital funds grants. He has held that position since 2004. The Timken Foundation is not affiliated with The Timken Company. During his thirty-six year career with the Company before retiring in 2003, Mr. Timken worked in steel operations, corporate development and human resources. For many years he was responsible for community relations and was regarded as the “face of the company” in plant locations globally. He traveled extensively during his career, becoming extremely familiar with the Company’s global manufacturing operations, and he brings a wealth of knowledge regarding the Company’s history and capabilities to his position as a member of the Board of Directors. He has served on the Board since 1971. Mr. Timken is also a substantial long-term shareholder of the Company.
     Ward J. Timken is the father of Ward J. Timken, Jr. and the cousin of John M. Timken, Jr.
CONTINUING DIRECTORS
     The remaining eight Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each Director as of January 8, 2010.
     John M. Ballbach, 49, has served as President and Chief Executive Officer of VWR International LLC, a leading global laboratory supply company, since 2005, and was appointed Chairman of the Board of that company in 2007. Mr. Ballbach joined the Valspar Corporation in 1990 and progressed through a series of management positions to become its President and Chief Operating Officer from 2002 until 2004. Mr. Ballbach’s global perspective and experience in supply chain management are particularly helpful to the Board as the Company continues to sharpen its focus on growth opportunities in diverse industrial markets with strong aftermarket potential. He has served on the Board of Directors since 2009. Mr. Ballbach served as a director of Celanese AG in 2005-2006. Mr. Ballbach’s term expires in 2011.
     Phillip R. Cox, 62, has been the President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for over 35 years. In addition to his service on the Company’s Board of Directors since 2004, Mr. Cox is currently non-executive Chairman of Cincinnati Bell, and he has served as a director there since 1993. He also has served as a director of Touchstone Mutual Funds since 1994 and Diebold, Incorporated since 2005. Mr. Cox formerly served as a director of Duke Energy Corporation from 2006 — 2008, and prior to its merger with Duke Energy, Cinergy Corp. from 1994-2005. With his life-long background of dealing with financial matters, Mr. Cox brings significant acumen to the Board. Mr. Cox’s term expires in 2011.
     Jerry J. Jasinowski, 71, retired in 2004 from the position of President of the National Association of Manufacturers (NAM), the nation’s largest industrial trade association. He held that position for fourteen years. He also served as the President of The Manufacturing Institute, the education and research arm of the NAM during 2005 and 2006. With the increasing federal regulatory complexities facing the Company, Mr. Jasinowski’s extensive experience in Washington, including service as assistant secretary for policy at the U.S. Department of Commerce, brings a valuable perspective to the Board. In addition to his experience leading a complex business organization, Mr. Jasinowski brings expertise in economics and a deep understanding of the issues facing global manufacturing companies to his role as a director. Mr. Jasinowski has served on the Board of Directors since 2004, and was a director of Harsco Corporation from 1999-2009 and webMethods, Inc. from 2001- 2008. He also has served as a director of The Phoenix Companies, Inc. since 2000. Mr. Jasinowski’s term expires in 2011.
     Joseph W. Ralston, 66, has served as Vice Chairman of The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. General Ralston completed a distinguished 37-year Air Force career as Commander, U.S. European Command and Supreme Allied Commander Europe, NATO in 2003. Previously, General Ralston served as Vice Chairman of the Joint Chiefs of Staff, the nation’s second highest-ranking military officer. In his current role, General Ralston is in a position to keep the Company’s Board of Directors advised on the rapidly changing global political environment, as well as developments in the aerospace industry. As someone who was previously responsible for thousands of troops, General Ralston is familiar with complex human resource issues. Additionally, with the increased regulatory oversight of corporate governance, General Ralston’s continuing understanding of the political environment in Washington provides the Board with a valuable perspective on current legislative developments. He has served on the Board of Directors since 2003, and he also has served on the boards of Lockheed Martin Corporation and URS Corporation since 2003. Mr. Ralston’s term expires in 2012.

     John P. Reilly, 66, retired as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, in 1998. In that role, he presided over the successful sale of the company’s thirty divisions and led the orderly dissolution of that company under very challenging circumstances. Prior to 1998, Mr. Reilly served in a number of senior management roles with large companies, primarily in the automotive industry. His hands-on experience in the automotive industry provides the Company’s Board with a key resource in a significant sector in which the Company competes. He also brings his knowledge of financial and human resource issues gained through his forty years of successful executive leadership to his role on the Board. He has served on the Board of Directors since 2006. Mr. Reilly also serves as a director and non-executive chairman of both Exide Technologies and Material Sciences Corporation, and he has been a director of each of those companies since 2004. Mr. Reilly’s term expires in 2012.
     John M. Timken, Jr., 58, is a private investor who has been a successful entrepreneur for many years. He has served on the Board of Directors since 1986. A sample of Mr. Timken’s ventures includes involvement in the cable television business and establishing one of the largest commercial mushroom farms in North America. He has also been associated with, and an investor in, among others, a trucking concern, a plastic injection molding business and a chain of ophthalmic laboratories. He is currently a director of a flexible packaging business of which he was one of the founders. Mr. Timken uses his substantial financial acumen and varied business background to bring a candid and challenging approach to interaction with the Company’s management and independent auditors. Mr. Timken is also a substantial long-term shareholder of the Company. Mr. Timken’s term expires in 2012.
     Ward J. Timken, Jr., 42, is Chairman of the Board of Directors of The Timken Company. He has held that position since 2005. In his previous position as President of the Company’s Steel Business, he led the business in 2004-2005 to record levels of profitability at the time, and positioned it for even better subsequent performance. He also served as Corporate Vice President in 2000-2003 and was responsible for strategy development. He played a pivotal role in the acquisition and integration of The Torrington Company in 2003, the largest acquisition in the Company’s history. His other positions at the Company included key postings in Europe and Latin America in the 1990s. Before joining the Company in 1992, he opened and managed the Washington, D.C. office of McGough & Associates, a Columbus, Ohio based government affairs consulting firm. Mr. Timken’s broad-based experience has given him an excellent understanding of the Company’s business that positions him to provide outstanding leadership as the Chairman of the Board. He has served on the Board of Directors since 2002. Mr. Timken is also a substantial long-term shareholder of the Company. Mr. Timken’s term expires in 2011.
     Jacqueline F. Woods, 62, retired as the President of Ameritech Ohio (subsequently renamed at&t Ohio), a telecommunications company, in 2000. Prior to serving as President, she held positions in finance, operations, marketing, sales and government affairs in that company. Mrs. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. She brings an extensive, broad-based business background as the leader of a large company to her role on the Board and her experience at a primarily consumer-oriented company provides a valuable perspective on customer service. She has served on the Board of Directors since 2000, and she has served as a director of School Specialty, Inc. since 2006 and The Andersons, Inc. since 1999. Mrs. Woods’ term expires in 2012.
Independence Determinations
     The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. The Board has determined that the following continuing Directors and Director nominees have no material relationship with the Company and meet those independence standards: John M. Ballbach, Phillip R. Cox, Jerry J. Jasinowski, John A. Luke, Jr., Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. In addition, Joseph F. Toot, Jr. and Robert W. Mahoney met the independence standards when they served as Directors in 2009. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken and Ward J. Timken, Jr. does not impair his independence.
Related Party Transactions Approval Policy
     The Company’s Directors and executive officers are subject to the Company’s Standards of Business Ethics Policy, which requires that any potential conflicts of interest, such as significant transactions with related parties, be reported to the Company’s General Counsel. The Company’s Directors and executive officers are also subject to the Company’s Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with the interests of the Company. While not every situation can be identified in a written policy, the Policy Against Conflicts of Interest does specifically prohibit the following situations:
•	competing against the Company;

•	holding a significant financial interest in a company doing business with or competing with the Company;

•	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

•	using for personal gain any business opportunities that are identified through a person’s position with the Company;

•	using Company property, information or position for personal gain;

•	using Company property other than in connection with Company business;

•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and

•	doing business on behalf of the Company with a relative or another company employing a relative.
     In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics Policy and the Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.
Board and Committee Meetings
     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2009, there were nine meetings of the Board of Directors, nine meetings of its Audit Committee, five meetings of its Compensation Committee, and three meetings of its Nominating and Corporate Governance Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its committees on which they served. It is the policy of the Company that all members of the Board of Directors attend the Annual Meeting of Shareholders, and in 2009, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the Nonemployee Directors and the independent Directors also meet separately in executive sessions. The Chairpersons of the standing committees preside over those sessions on a rotating basis. The Finance Committee of the Board of Directors, which was initiated in 2007, held one meeting in February 2009, after which that committee was dissolved and a portion of its duties were transitioned to the Audit Committee.
DIRECTOR COMPENSATION
Cash Compensation
     Each Nonemployee Director who served in 2009 was paid at the annual rate of $60,000 for services as a Director. The Nonemployee Directors voluntarily reduced their base compensation by ten percent for the last five months of 2009 in light of the difficult business environment. In addition to base compensation, the following fees are paid for serving on a committee of the Board.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$15,000	$7,500
Finance (dissolved February 3, 2009)	$15,000	$7,500
Nominating & Corporate Governance	$15,000	$7,500

Stock Compensation
     Each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on May 12, 2009, received a grant of 2,500 shares of Common Stock under The Timken Company Long-Term Incentive Plan, as Amended and Restated (the “Long-Term Incentive Plan”), following the meeting. The stock grant to each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on May 11, 2010 will be 4,000 shares of Common Stock. The shares received are required to be held by each Nonemployee Director until his or her departure from the Board of Directors. Upon a Director’s initial election to the Board, each new Nonemployee Director receives a grant of 2,000 restricted shares of Common Stock under the Long-Term Incentive Plan, which vest one-fifth annually over a five-year period. John M. Ballbach received such a grant upon his election on November 10, 2009.
     The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require Directors to own Common Stock equal to at least three times the value of the annual rate of base cash compensation for Directors. Directors are expected to achieve this ownership level within five years of the time they join the Board. As of December 31, 2009, all Directors who have served five or more years on the Board are meeting their ownership requirements.
Compensation Deferral
     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of The Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period.
DIRECTOR COMPENSATION TABLE
     The following table provides details of Director compensation in 2009:

Name	Fees Earned or	Stock Awards
(1)	Paid in Cash	(2)	Compensation		Total
John M. Ballbach	$11,385	$50,260	$0		$61,645
Phillip R. Cox	$74,735	$42,900	$0		$117,635
Jerry Jasinowski	$72,500	$42,900	$0		$115,400
John A. Luke, Jr.	$80,000	$42,900	$0		$122,900
Robert W. Mahoney	$30,938	$0	$0		$30,938
Joseph W. Ralston	$80,000	$42,900	$0		$122,900
John P. Reilly	$80,000	$42,900	$0		$122,900
Frank C. Sullivan	$93,126	$42,900	$0		$136,026
John M. Timken, Jr.	$73,438	$42,900	$0		$116,338
Ward J. Timken	$57,500	$42,900	$0		$100,400
Joseph F. Toot, Jr.	$26,251	$0	$38,721	(3)	$64,972
Jaqueline F. Woods	$72,500	$42,900	$0		$115,400

(1)	Ward J. Timken, Jr., Chairman of the Board of Directors and James W. Griffith, President and Chief Executive Officer, are not included in this table as they are employees of the Company and receive no compensation for their services as Directors. Effective May 11, 2009, Robert W. Mahoney and Joseph F. Toot Jr. retired from the Board of Directors.

(2)	The amount shown for each Director, other than Mr. Ballbach, is the grant date fair value of the annual award of 2,500 shares of Common Stock made on May 12, 2009, which vested upon grant. Mr. Mahoney and Mr. Toot retired from the Board of Directors before the date of the grant. The amount shown for Mr. Ballbach, who was not a Director on May 12, 2009, is the grant date fair value of the 2,000 restricted shares of Common Stock granted upon his election to the Board on November 10, 2009.

As of December 31, 2009, the following individuals have the following number of outstanding options and unvested restricted shares:

Name	Outstanding Options		Unvested Restricted Shares
John M. Ballbach	0		2,000
Phillip R. Cox	3,000		0
Jerry Jasinowski	6,000		0
John A. Luke, Jr.	18,000		0
Robert W. Mahoney	18,000		0
Joseph W. Ralston	6,000		0
John P. Reilly	0		800
Frank C. Sullivan	6,000		0
John M. Timken, Jr.	0		0
Ward J. Timken	11,000	(a)	0
Joseph F. Toot, Jr.	9,000		0
Jacqueline F. Woods	9,000		0

(a)	Outstanding options for Ward J. Timken include grants awarded when he was an employee of the Company.

(3)	As a former Chief Executive Officer of the Company, Mr. Toot was provided an office until June 10, 2009, administrative support until August 1, 2009 and home security system monitoring. These items are valued at the Company’s cost, and the office and administrative support constitute approximately 99% of the total value.
BOARD LEADERSHIP STRUCTURE
     The Company’s senior leadership is shared between two executive positions — the President and Chief Executive Officer and the Chairman of the Board. Both leaders are actively engaged on significant matters affecting the Company, such as long-term strategy. The President and Chief Executive Officer focuses on all aspects of the operation of the Company, while the Chairman of the Board has a greater focus on governance of the Company, including oversight of the Board of Directors. The positions of President and Chief Executive Officer and Chairman of the Board have been separate for the last 80 years, with limited exceptions. We believe this balance of shared leadership between the two positions is a strength for the Company. It also provides the opportunity for consistent leadership as either person could assume the duties of the other should the need arise on an emergency basis.
     The Board has chosen not to appoint a “lead director,” but instead uses a “presiding director” status that rotates among the chairs of the standing Board committees. The presiding director chairs the executive session of the independent directors that occurs in conjunction with each meeting of the full Board, and reports the results of that session and discusses issues as required with the Chairman and the President and Chief Executive Officer. We believe that shared leadership responsibility among the independent committee chairs, as opposed to a single lead director, results in increased engagement of the Board as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.
RISK OVERSIGHT
     The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, supply chain, legal and environmental. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by the bifurcation of the Company’s senior leadership, provides appropriate checks and balances against undue risk taking.

AUDIT COMMITTEE
     The Company has a standing Audit Committee of the Board of Directors. The Audit Committee has oversight responsibility with respect to the Company’s independent auditors and the integrity of the Company’s financial statements. The Audit Committee is composed of Frank C. Sullivan (Chairman), John M. Ballbach, Phillip R. Cox, John P. Reilly, and John M. Timken, Jr. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors of the Company has determined that the Company has at least one audit committee financial expert serving on the Audit Committee and has designated Frank C. Sullivan as that expert.
     The Audit Committee’s charter is available on the Company’s website at www.timken.com.
AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the Company’s independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission.
Frank C. Sullivan, (Chairman)
John M. Ballbach
Phillip R. Cox
John P. Reilly
John M. Timken, Jr.
COMPENSATION COMMITTEE
     The Company has a standing Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Chairman), Jerry J. Jasinowski, Joseph W. Ralston, John P. Reilly, and Jacqueline F. Woods. All members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange.
     With the guidance and approval of the Compensation Committee of the Board of Directors, the Company has developed compensation programs for executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, that are intended to enable the Company to attract, retain and motivate superior quality executive management; reward executive management for financial performance and the achievement of strategic objectives; and align the financial interests of executive management with those of shareholders. The Compensation Committee determines specific compensation elements for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding the other executive officers.
     The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Senior Vice President — Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman of the Board, Chief Executive Officer, Executive Vice President — Finance and Administration, Senior Vice President and General Counsel, Senior Vice President — Human Resources and Organizational Advancement and Director — Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of

Directors. The Company’s Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Perrin, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Perrin also provides information to the Compensation Committee on trends in executive compensation and other market data.
     With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Perrin to conduct reviews of total Director compensation, and the Committee then recommends to the full Board of Directors changes in Director compensation that will enhance the Company’s ability to attract and retain qualified Directors.
     The Compensation Committee also plays an active role in the Company’s executive succession planning process. The Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers. As part of this process, executive position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. At the end of each year, the Committee reviews the performance of the executive officers and potential successors. The Committee’s succession planning activities are discussed with the full Board in executive session.
     The Compensation Committee’s charter is available on the Company’s website at www.timken.com.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2009 with management. In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in this Proxy Statement for filing with the Securities and Exchange Commission.
John A. Luke, Jr. (Chairman)
Jerry J. Jasinowski
John P. Reilly
Joseph W. Ralston
Jacqueline F. Woods
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
     The Company has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of the Board committees. Members of the Nominating and Corporate Governance Committee are Joseph W. Ralston (Chairman), Jerry J. Jasinowski, John A. Luke, Jr., Frank C. Sullivan and Jacqueline F. Woods. All members of the Committee are independent as defined in the listing standards of the New York Stock Exchange.
     Director candidates recommended by shareholders will be considered in accordance with the Company’s Amended Regulations. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.
     The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with

Company’s needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including professional associations and Board member recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
     The Nominating and Corporate Governance Committee also plans for director succession. The Committee regularly reviews the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential candidates for director. As part of this process, the Committee assesses the skills and attributes of the Board as a whole and of each individual director and evaluates whether prospective candidates possess complementary skills and attributes that would strengthen the Board.
     The Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.timken.com.
     The Company’s code of business conduct and ethics, called the “Standards of Business Ethics Policy,” and its corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on the Company’s website at www.timken.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table shows, as of January 8, 2010, the beneficial ownership of Common Stock of the Company by each continuing Director, nominee for Director and executive officer named in the Summary Compensation Table on page 26 of this Proxy Statement, and by all continuing Directors, nominees for Director and executive officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole Voting
	Or	Shared Voting
	Investment	or Investment		Aggregate		Percent of
Name	Power(1)	Power		Amount(1)		Class
Michael C. Arnold	229,877	0		229,877		*
John M. Ballbach	2,000	0		2,000		*
Phillip R. Cox	16,000	0		16,000		*
Glenn A. Eisenberg	135,697	0		135,697		*
James W. Griffith	791,877	179,666		971,543		*
Jerry J. Jasinowski	20,000	0		20,000		*
John A. Luke, Jr.	36,053	0		36,053		*
Salvatore J. Miraglia, Jr.	149,795	0		149,795		*
Joseph W. Ralston	26,105	0		26,105		*
John P. Reilly	20,035	0		20,035		*
Frank C. Sullivan	22,500	0		22,500		*
John M. Timken, Jr.	578,240 (2)	940,560	(3)	1, 518,800	(2)(3)	1.5%
Ward J. Timken	482,571	6,487,002	(3)	6,969,573	(3)	7.2%
Ward J. Timken, Jr.	616,098	5,309,754	(3)	5,925,852	(3)	6.1%
Jacqueline F. Woods	24,946	0		24,946		*
All Directors, nominees for Director and executive officers as a Group (4)	3,271,343	7,116,038		10,387,381		10.6%

*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of Common Stock:

		Vested Deferred	Deferred
	Outstanding	Restricted	Common
Name	Options (a)	Shares (b)	Shares (b)
John M. Ballbach	0	0	0
Michael C. Arnold	145,625	0	0
Phillip R. Cox	3,000	2,000	3,500
Glenn A. Eisenberg	78,125	0	0
James W. Griffith	685,175	20,000	0
Jerry J. Jasinowski	6,000	2,000	11,000
John A. Luke, Jr.	18,000	0	0
Salvatore J. Miraglia, Jr.	64,075	10,000	0
Joseph W. Ralston	6,000	0	12,000
John P. Reilly	0	0	0
Frank C. Sullivan	6,000	2,000	0
John M. Timken, Jr.	0	0	0
Ward J. Timken	11,000	0	0
Ward J. Timken, Jr.	410,150	0	0
Jacqueline F. Woods	9,000	0	10,000

(a)	Includes the shares which the individual named in the table has the right to acquire on or before March 9, 2010 through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Directors, and executive officers as a group have the right to acquire 1,502,375 shares on or before March 9, 2010, through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan. The Vested Deferred Restricted Shares held by James W. Griffith and Salvatore J. Miraglia, Jr. are deferred under the 1996 Deferred Compensation Plan.

(2)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. — 500,000; Ward J. Timken — 5,800,944; Ward J. Timken, Jr. — 5,300,944.

(4)	The number of shares beneficially owned by all Directors, nominees for Directors and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 17 individuals.
     The following table gives information known to the Company about each beneficial owner of more than 5% of Common Stock of the Company as of January 20, 2010, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class
Timken family (1)	10,801,691 shares	11.1%
BlackRock, Inc. (2)	7,449,977 shares	7.7%
Participants in The Timken Company Savings and Investment Pension Plan (3)	7,055,487 shares	7.3%

(1)	Members of the Timken family, including John M. Timken, Jr.; Ward J. Timken; and Ward J. Timken, Jr., have in the aggregate sole or shared voting power with respect to an aggregate of 10,801,691 (11.1%) shares of Common Stock, which amount includes 527,150 shares that members of the Timken family have the right to acquire on or before March 9, 2010. The Timken Foundation of Canton, 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,247,944 of these shares, representing (5.4%) of the outstanding Common Stock. Ward J. Timken; Joy A. Timken; Ward J. Timken, Jr.; and Nancy S. Knudsen are trustees of the Foundation and share the voting and investment power with respect to such shares.

(2)	A filing with the Securities and Exchange Commission dated January 20, 2010, by BlackRock, Inc., indicated that it has or shares voting or investment power over 7,449,977 shares (7.7%) of the Company’s outstanding Common Stock.

(3)	Trustee of the plan is J. P. Morgan Retirement Plan Services LLC, P.O. Box 419784, Kansas City, MO 64179-0654.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Company’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. This understanding shapes the Company’s approach to providing a competitive total compensation package for its executive officers, including the Chief Executive Officer (the “CEO”) and the other executive officers named in the Summary Compensation Table (the “named executive officers”). With the guidance and approval of the Compensation Committee of the Board of Directors, the Company has developed compensation programs for the named executive officers that:
•	enable the Company to attract, retain and motivate superior quality executive management;

•	reward executive management for financial performance and achievement of strategic objectives; and

•	align the financial interests of executive management with those of shareholders.
     The Company uses a balance of current and long-term as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation consist of base salary and annual performance award, long-term incentives including performance units, stock options and restricted shares, retirement income programs and other benefits. Each element of compensation meets one or more of the objectives described above.
     The Compensation Committee believes that executive compensation for 2009, which was significantly lower than for 2008, was consistent with these objectives. The decline in executive compensation reflected lower sales and earnings performance as the Company felt the impact of the global recession. Despite the difficult business environment, however, the Company generated record levels of cash from operations, driven by effective working capital management and reduced spending, and maintained considerable liquidity and a strong balance sheet. The Company also took actions to advance its strategic objectives, including the sale of its needle bearings business.
     The Company took the following actions on the key elements of executive compensation in 2009:
     Salary: None of the named executive officers received an increase in base salary in 2009, with the exception of Mr. Arnold, who received a 5.1% increase in April in connection with an expansion of his responsibilities. In addition, the Company reduced base salaries for the named executive officers by 5% for the last five months of 2009 to reduce costs in light of the difficult business environment. The CEO and the Chairman voluntarily reduced their base salaries by 10% for the last five months of 2009. See “Base Salary” below.
     Annual Performance Award: The named executive officers received no payout under the Senior Executive Management Performance Plan. The named executive officers other than the CEO and the Chairman received one-time payments of approximately 15% of base salary in recognition of performance delivered in 2009 in an extremely difficult business environment. The CEO and the Chairman declined to receive any bonus payment for 2009. See “Annual Performance Award” below.
     Long-Term Incentives: Sales growth was below the threshold level for performance units covering the 2007-2009 period and the named executive officers received no payouts for that period. See “Long-Term Incentives—Performance Units” below. The named executive officers received grants of stock options and restricted stock in February 2009, but the Company did not meet the performance objective for the restricted stock and the restricted stock grants were cancelled. See “Long-Term Incentives—Restricted Shares” below.
     The differences in total compensation between 2009 and 2008 reflect changes in the Company’s performance relative to goals and several other factors:
•	Normal salary increases received in March 2008 and Mr. Arnold’s salary increase in April 2009 resulted in higher salary compensation for 2009;

•	Annual performance awards were significantly lower for 2009 because performance was below target levels, while awards in 2008 reflected that performance approximated target goals;

•	Performance unit payments for the three-year period ending in 2009 were $0 because sales growth performance was below threshold level, while awards for the period ending in 2008 reflected stronger performance against the plan’s performance objectives;

•	Stock and Option awards reflect lower values in 2009 because the increase in the number of shares granted in 2009 was not enough to completely offset the decline in stock price; and

•	Pension values reflect an extra year of service at higher levels of pay and a lower discount rate.
     These outcomes are consistent with the objectives of the Company’s executive compensation programs.
Executive Compensation Program Design
     The Company designs its executive compensation programs to ensure they are aligned with competitive market practices, the Company’s emphasis on meeting its performance aspirations and the creation of long-term shareholder value.
     In order to gauge the competitiveness of its compensation programs, the Company periodically reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies from a range of industries. In 2008, the Company used information regarding the pay practices of approximately 340 companies in these databases with annual revenues between $2.5 and $10 billion. The Company believes that revenues are an appropriate indicator of the size and complexity of an organization, which should be reflected in determining compensation levels. Furthermore, the Company views general industrial companies of comparable size as the relevant market for the Company’s senior executive talent. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets. The Company did not conduct a new market study in 2009 because of the dramatic changes occurring in the global economy. Accordingly, the Compensation Committee elected not to make significant changes in the Company’s executive compensation programs in 2009.
     Guidelines for salaries, annual incentives and long-term incentive grants are based on the 50th percentile of the general industry data for each position. The Company may provide target compensation above or below the 50th percentile for a particular position based on internal factors such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Company believes that targeting pay at the median in aggregate and adjusting pay above or below median for individual positions provides the proper balance between establishing fair and reasonable pay levels needed to attract and retain qualified executives and requiring that performance exceed expectations in order to deliver pay that is higher than that provided by the majority of companies in the comparison group.
     The Company does not have a prescribed mix between short-term and long-term or cash and non-cash compensation. Instead, it establishes target compensation levels that are consistent with market practices relative to base salaries, annual incentive awards and long-term incentive values, along with the Compensation Committee’s assessment of the appropriate mix for the position. Current compensation is structured to provide needed personal liquidity, focus executives on short-term priorities and dampen the impact of a volatile stock market. Providing a significant portion of executive compensation in the form of long-term compensation strengthens the alignment of executives to the long-term performance of the Company and provides a balance against short-term decision making.
     The Company’s incentive compensation programs for executives are designed to link compensation performance with the full spectrum of our business goals, some of which are short-term, while others take several years or more to achieve:

	Short-Term	Intermediate	Long-Term
	(Cash)	(Cash)	(Equity)
	Senior Executive Management		Restricted	Non Qualified
Program	Performance Plan	Performance Units	Shares*	Stock Options
Objective	Short-term operational	Medium-term goals linked	Long-term shareholder
	business priorities	to Strategic Plan	value creation

Time Horizon	1 Year	3 Years	4 Years	10 Years

Metrics		50% Earnings growth	Performance of Common Stock
	80% corporate EBIT/BIC	50% ROIC	*EBIT/BIC for vesting
	20% working capital/sales	(2009-2011 cycle)

     The mix between current and long-term or cash and non-cash compensation varies by management level. For example, the CEO and the Chairman receive more of their total target compensation in the form of long-term compensation relative to the other named executive officers. For each position, target compensation consists of approximately 40% in current compensation and 60% in long-term compensation, made up of approximately:
•	20% in current cash base salary;

•	20% in current cash incentive pay tied to annual performance goals;

•	20% in long-term cash incentive pay tied to performance over a three-year cycle; and

•	40% in long-term equity incentive compensation (stock options and restricted shares).
     Target compensation for the other named executive officers is approximately 50% in current compensation and 50% in long-term compensation, with approximately 65% to 70% in cash and 30% to 35% in non-cash compensation. Positions lower in the organization have a greater emphasis on current pay. This reflects the Company’s view that more senior executives should have a more significant incentive to focus on and drive long-term performance, while priorities for executives lower in the organization are more heavily focused on shorter-term operational results.
     Cash is used for both current and long-term compensation, while non-cash compensation (i.e., share-based awards) is generally used only for long-term compensation. Cash compensation includes base salary, annual incentive awards and performance units, which are cash-based awards payable at the end of three years subject to attainment of certain corporate performance targets. Non-cash compensation includes stock option grants and restricted share grants. Compensation tied to equity is intended to align the recipient’s interests with shareholders, as changes in stock price have a meaningful impact on the recipient’s personal wealth.
Pay-Setting Process
     The CEO and the Senior Vice President — Human Resources and Organizational Advancement prepare compensation recommendations for the named executive officers (other than the CEO and the Chairman) and present these recommendations to the Compensation Committee. The compensation packages for the CEO and the Chairman are determined by the Compensation Committee and approved by the independent members of the Board of Directors during executive session.
     The Company compares each element of compensation provided to its executive officers to market data and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities of the particular position. Total compensation (base salary, annual incentives and long-term incentive grants) is evaluated in relation to the total compensation of comparable positions derived from the general market data. For example, the amount of Mr. Griffith’s compensation is higher than the other named executives because it reflects the competitive market for CEO services, and not because of compensation policies different from those applied to the other named executive officers.
     Following completion of this analysis and development of proposed total compensation packages, an external compensation consultant reviews the information and discusses the findings with the Compensation Committee. As part of this process, the Compensation Committee reviews all the components of compensation for the named executive officers and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors that may cause it to adjust a particular element of an executive’s compensation, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s executive officers. The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set.
     The Company analyzes the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. The Company has addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by allowing certain grants under the Long-Term Incentive Plan to qualify as performance-based compensation. All named executive officers participated in the Senior Executive Management Performance plan for 2009. The Compensation Committee considers the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.
     As described above, the Compensation Committee engages an external compensation consultant in connection with its oversight of the design, development and implementation of the Company’s executive pay programs. During 2009, the Compensation Committee established a multi-year agreement with Towers Perrin to provide this service. In 2009, Towers Perrin’s primary areas of assistance were:
•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

•	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Committee;

•	Attending and participating in meetings with the Committee, as well as briefings with the Committee Chairperson and management prior to meetings; and

•	Reviewing with management and the Committee materials to be used in the Company’s Proxy Statement.
     The Compensation Committee has authorized Towers Perrin to interact with the Company’s management, as needed, on behalf of the Compensation Committee.
Base Salary
     Base salaries for the named executive officers are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the named executive officers annually in light of each officer’s experience, leadership, current salary and position in the salary range.
     Following this review process in 2009, the Compensation Committee decided to maintain salary levels with no increase for the named executive officers, with the exception of Mr. Arnold. The Compensation Committee approved a base salary increase of 5.1% in April 2009 for Mr. Arnold in connection with an expansion of his responsibilities as Executive Vice President and President — Bearings and Power Transmission.
     The Company temporarily reduced base salaries for the named executive officers by 5% for the last five months of 2009 to reduce costs in light of the difficult business environment. The CEO and the Chairman voluntarily reduced their base salaries by 10% for the last five months of 2009. Both the freeze in base salaries and the temporary salary reductions were consistent with broad programs implemented throughout the Company.
Annual Performance Award
     The Company’s Senior Executive Management Performance Plan provides the named executive officers with the opportunity to earn annual incentive compensation based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board of Directors. It is intended to focus the named executive officers on specific performance goals in the current year.
     The Senior Executive Management Performance Plan is structured to comply with Section 162(m) of the Internal Revenue Code. In order to qualify the amounts earned under the plan as “performance-based,” the Compensation Committee can exercise discretion only to reduce an award. As a result, target levels are set with the expectation that the plan will be funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards under the Senior Executive Management Performance Plan for the named executive officers that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.
     For 2009, the Senior Executive Management Performance Plan provided both the CEO and the Chairman a target award opportunity of 100% of base salary. The Plan provided the other named executive officers a target award opportunity of 70% to 75% of base salary. Target award opportunity levels for executive officers were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure and the extent to which the Compensation Committee uses discretion to reduce the awards.
     The Company used two performance measures for funding this plan for 2009: (1) earnings before interest and taxes as a percentage of beginning invested capital, excluding the effects of restructuring and impairment charges and accounting change charges, in each case as defined by generally accepted accounting principles (“EBIT/BIC”); and (2) working capital as a percentage of sales. EBIT/BIC constituted 80% of the total award calculation and working capital as a percentage of sales constituted 20%. The Compensation Committee established EBIT/BIC as the primary performance measure because is it closely correlated with the creation of shareholder value. Working capital as a percentage of sales was used to focus the named executives on managing working capital.
     Target performance levels for each measure are established each year. The Compensation Committee reviews the prior year’s target performance levels in light of performance expectations for the current year to determine whether any increases or decreases in the targets are warranted. For 2009, the target performance level for funding was 13.0% for the EBIT/BIC measure and 28.4% for the working capital measure. Performance at the target level would have resulted in the plan being funded at 140% of target level. The Compensation Committee also established a threshold level of performance for each measure, below which there would be no funding for annual performance awards. For 2009, this threshold funding level was 4.0% for the EBIT/BIC measure and 30.4% for the working capital measure. Similarly, the Compensation Committee established maximum performance levels for each measure, above which no additional funding would be provided. For 2009, the maximum performance level was 17.0% for the EBIT/BIC measure and 26.4% for the working capital measure. Performance at the threshold levels would have resulted in the plan being funded at 74% of the target level, and performance at the maximum level would have resulted in the plan being funded at 200% of the target level, in each case prior to the exercise of discretion by the Compensation Committee to reduce the awards.
     For 2009, Company performance under the Senior Executive Management Performance Plan equaled 1.8% for the EBIT/BIC measure and 35.1% for the working capital measure. Because actual performance on both measures was below threshold, the Senior Executive Management Performance Plan was not funded for 2009 and no payouts were made.
     The Compensation Committee determined at its February 2010 meeting to pay a one-time bonus to salaried employees, including the named executive officers, in recognition of performance delivered in 2009 in an extremely difficult business environment. Achievements in 2009 included: delivering record cash flow from operations, largely driven by working capital management and reduced spending; maintaining significant liquidity and a strong balance sheet; refinancing the Company’s debt at attractive interest rates; delivering strong customer service performance; right-sizing the Company to reflect reduced revenues and position the Company for the future; and advancing the Company’s strategic objectives, including the sale of the needle bearings business. The named executive officers other than the CEO and the Chairman each received one-time payments of approximately 15% of base salary. The CEO and the Chairman declined to receive any bonus payment for 2009.
     At its February 2010 meeting, the Compensation Committee set goals for the annual performance award plans for 2010. The performance measures for the Senior Executive Management Performance Plan for 2010 are: (1) corporate EBIT/BIC; and (2) working capital as a percentage of sales. Corporate EBIT/BIC will constitute 80% of the total award calculation and working capital as a percentage of sales will constitute 20%. The target EBIT/BIC performance level for the Senior Executive Management Performance Plan is significantly higher than the Company’s business plan for 2010 in what is expected to continue to be a challenging business environment. Achievement of the working capital targets will require a significant reduction in working capital as a percentage of sales compared to 2009.
     The target award opportunity for 2010 is 100% of base salary for the CEO and the Chairman and 70% to 75% of base salary for the other named executive officers. The actual awards could be higher or lower than the target percentages based on the actual results for each performance measure compared to the established targets as well as the extent to which the Compensation Committee chooses to reduce the awards.

Long-Term Incentives
     The Compensation Committee administers the Long-Term Incentive Plan, which is approved by shareholders. Awards under the Long-Term Incentive Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares and deferred shares. In 2009, the Company utilized three different types of long-term incentive grants for the named executive officers:
•	Performance units, which are designed to reward executives with cash payments contingent on the attainment of specified multi-year corporate performance goals;

•	Nonqualified stock options, which vest over time (typically four years) and are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

•	Restricted shares, which require the Company to achieve a specified performance objective in the year granted in order to have the shares vest over time (typically four years) and are intended to foster stock ownership among executives and focus executives on total shareholder return (including dividends). (The performance objective for shares granted in 2009 was EBIT/BIC of 4% or better, which was not achieved.)
     In total, the Company believes that these three programs provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These programs also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of shareholders.
     The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of Common Stock. For performance units, payouts are entirely contingent on the attainment of corporate performance targets, based on the Company’s strategic plan, over a three-year performance period. In the case of stock options, the recipient recognizes value only to the extent that the stock price rises above the market price of the stock at the time the option is granted. As for restricted shares, receipt of the shares is dependent upon achievement of a certain level of performance in the year the shares are granted and the value of the shares is directly related to the stock price and dividends paid by the Company. In each case, an executive must remain employed by the Company for a minimum of three years (four years for stock options and restricted shares) to earn the full value of any award, which aids the Company in retaining executives.
     The allocation of grant value among the three long-term incentive programs is based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the three programs (i.e., reward attainment of multi-year performance goals, provide value tied to stock price appreciation and foster stock ownership). On average, each of the Company’s long-term incentive vehicles represents approximately one-third of the target total long-term incentive value for the named executive officers. For the CEO and the Chairman, however, greater emphasis is placed on the stock option component, with the long-term incentive mix for these executives being approximately 30% in cash-based performance units, 40% in stock options and 30% in restricted shares. This allocation reflects the Company’s belief that the CEO and the Chairman, more than other officers, are directly accountable for long-term shareholder value creation.
     When determining the size of the stock option and restricted share grants in 2009, the Committee concluded that the stock price at that time did not reflect the longer term value of the stock. The Compensation Committee used the average price over the six months prior to the grant date in determining the number of shares granted. The resulting grants reflect reported compensation that is lower than target levels.
     The Compensation Committee typically grants performance units, stock options and restricted shares at the first regularly scheduled meeting of each year, when the Committee determines all elements of the officers’ compensation for the year. Board and Committee meetings are generally scheduled at least a year in advance. Approval of grants for newly hired or promoted executives during the course of the year occur at the Compensation Committee meeting immediately following the hiring or promotion.

     Performance Units
     The named executive officers receive awards of performance units at the start of three-year performance periods, and the awards are designed to focus the officers’ efforts on the Company’s medium-term performance goals. A new three-year performance cycle starts on January 1 of each year. Cash payouts for performance units are made by March following the end of each performance cycle. Performance units act as a strong incentive for the named executive officers to achieve the Company’s medium-term financial and strategic objectives. They also encourage retention, as they are subject to forfeiture if the officer voluntarily leaves the Company before the end of the three-year period.
     The Compensation Committee establishes a target payout opportunity for the performance units for each named executive officer, determined as a percentage of the officer’s base salary in effect on January 1 in the first year of the period. For the 2007-2009 cycle, the CEO and the Chairman had a target payout opportunity of 100% and the other named executive officers had target payout opportunities from 70% to 80% of their January 1, 2007 base salaries. These target percentages were determined to provide the appropriate allocation of value among the long-term incentives, as described above.
     The Compensation Committee established two performance measures for the 2007-2009 performance cycle: (1) average return on equity; and (2) compound annual sales growth. The Compensation Committee selected these goals because it believed they were key components of the Company’s business strategy and important contributors to long-term shareholder value. Each measure was weighted equally because they were viewed as equally important for this performance cycle.
     For the 2007-2009 cycle, the target performance level was 5.2% for the average return on equity measure and 2.1% for the compound annual sales growth measure. A minimum level of performance for each measure was also established, and no performance awards are earned for performance below these minimum levels. For the 2007-2009 cycle, this minimum, or threshold, level was 2.3% for the average return on equity measure and 0% (compound annual growth rate) for the sales growth measure. The Compensation Committee has also determined that, because both of these measures should be taken into account in measuring achievement of the strategic plan, failure to reach threshold levels of performance on either measure would result in no award being paid. Maximum performance levels for each measure were also established, above which no additional payouts would be made. For the 2007-2009 cycle, the maximum performance level was 11.5% for the average return on equity measure and 5.4% for the compound annual sales growth measure.
     The maximum performance levels were derived from the Company’s internal, confidential three-year strategic plan at the time the awards were established. The Compensation Committee determined that achievement of the strategic plan would result in funding at the maximum level because compliance with Section 162(m) of the Internal Revenue Code does not allow the Committee to use discretion to increase awards under any circumstances. For the 2007-2009 performance cycle, performance at the target level on both measures would have resulted in funding at 100% of the target levels, performance at the threshold levels would have resulted in funding at 50% of the target levels and performance at the maximum levels would have resulted in funding at 150% of the target levels.
     For the 2007-2009 cycle, actual sales growth was below the threshold level and the named executive officers received no performance awards.
     In 2009, the Compensation Committee established two performance measures for the performance units granted for the 2009-2011 performance cycle: (1) average return on invested capital; and (2) cumulative earnings per share. The Compensation Committee selected these goals because it believed they were key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Each measure is weighted equally. As in the past, the specific performance targets for each measure are tied to the Company’s internal, confidential three-year strategic plan. As a result, at the time the targets were established, the Compensation Committee believed that the targets for the 2009-2011 cycle were very challenging, but achievable. Given the difficult economic environment in 2009, however, the performance targets for the 2009-2011 cycle are now unlikely to be achieved.
     The target award opportunity for the performance units granted in 2009 is 100% of base salary for the CEO and the Chairman and ranges from 70% to 80% of base salary for the other named executive officers, although the actual awards could be higher or lower than the target percentages depending on the attainment of the specific performance targets. For the 2009-2011 performance cycle, performance at the target level on both measures would result in funding at 100% of the target levels, performance at the threshold levels would result in funding at 50% of the target levels and performance at the maximum levels would result in funding at 150% of the target levels, in each case subject to the exercise of discretion by the Compensation Committee to reduce the awards.
     Under the accounting rules, performance units result in variable accounting, whereby the Company’s expense equals the value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. When the executives earn and receive a payout, the Company receives a corresponding tax deduction.
     Stock Options
     Key Employees (including the named executive officers) receive nonqualified stock options that:
•	have an exercise price equal to the market price of Common Stock on the date of grant;

•	typically vest over a four-year period in equal amounts each year; and

•	expire ten years after the date of grant.
     The Compensation Committee believes that this structure helps the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the price of Common Stock on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award.
     Under accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options are earned. When executives exercise stock options, they are taxed at ordinary income tax rates (subject to withholding) and the Company receives a corresponding tax deduction.
     Restricted Shares
     Key employees (including the named executive officers) receive restricted shares that typically vest over a four-year period in equal amounts each year. Restricted shares serve to both reward and retain executives, as the value of the restricted shares is linked to the price of Common Stock when the restrictions lapse.
     Beginning in 2008, restricted shares granted to the named executive officers will not vest over time unless the Company achieves a specified performance objective in the year granted. The performance objective for shares granted in 2009 was corporate EBIT/BIC of 4% or better, which was not achieved. As a result, the grants of restricted shares to the named executive officers in 2009 were cancelled.
     Under accounting rules, the grant date fair value is expensed over the service/vesting period based on the shares that are earned, provided the performance metric is met. The executives are taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.
     Stock Ownership Guidelines
     Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of shareholders by requiring executives to be subject to the same long-term stock price volatility shareholders experience. These guidelines establish a specific ownership target of five times base salary for the CEO and the Chairman and three times base salary for the other named executive officers. The Company considers all shares owned by the executive, including restricted shares still subject to forfeiture but not including shares that are subject to unexercised options, in determining whether the executive has met ownership targets. As of February 1, 2010, the named executive officers, with the exception of Mr. Eisenberg, all met or exceeded their ownership targets. The Company has a formal policy that prohibits hedging the economic risk related to such stock ownership.

Retirement Income Programs
     The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The named executive officers participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides nonqualified retirement income through two types of plans:
•	A nonqualified defined contribution plan provides for after-tax savings based on each executive’s contributions, Company match and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the named executive officers participate is the Post-Tax Savings Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	A nonqualified defined benefit plan provides for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which the named executive officers participate is the Supplemental Pension Plan for Executive Officers (the “SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires ten years of service, including five years as an officer, for full benefits to be earned.
     Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), the pension value can increase significantly as salary and cash annual incentive compensation increases.
     The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.
Termination-Related Payments
     In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control.
     The Company provides payments in the event of involuntary termination without cause through Severance Agreements with individual executives. Severance Agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     Severance Agreements also provide for termination payments following involuntary termination without cause following a change in control. These provisions are based on competitive practice and are designed to ensure that executives’ interests remain aligned with shareholders should a potential change of control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes, as stated above, that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     The level of severance benefits under the applicable scenario reflects the Company’s perception of competitive market practice for the named executive officers’ positions, based on an assessment by Towers Perrin. Severance pay was established as a multiple of base salary and actual annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee, although the Compensation Committee did review “tally sheets” that showed the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios table on page 35.

Deferred Compensation
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or shares of Common Stock until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the named executive officers earned “above-market” interest, as defined by the Securities and Exchange Commission.
     The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Company believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.
     The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.
Perquisite Programs
     The Company’s executive officers, including all of the named executive officers, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs. The named executive officers may also receive certain perquisites including term life insurance coverage, financial counseling and tax preparation, access to corporate country club memberships (although personal expenses are not reimbursed), and home security systems. The value of these benefits is reflected in the All Other Compensation column in the Summary Compensation Table on page 26. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each named executive officer’s total compensation.

SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning compensation for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers for 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
			Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	(6)	Total
James W. Griffith	2009	$985,581	$0	$430,408	$1,024,717	$0	$1,419,000	$100,449	$3,960,155
President and Chief Executive	2008	$1,018,840	$0	$690,750	$1,592,290	$1,778,700	$885,000	$118,300	$6,083,880
Officer	2007	$981,683	$0	$876,900	$1,338,660	$1,817,838	$791,000	$177,180	$5,983,261

Ward J. Timken, Jr.	2009	$778,846	$0	$340,494	$808,186	$0	$527,000	$145,269	$2,599,795
Chairman — Board of Directors	2008	$805,000	$0	$546,460	$1,256,030	$1,404,909	$346,000	$129,900	$4,488,299
	2007	$775,000	$0	$789,210	$1,138,860	$952,235	$251,000	$174,024	$4,080,329

Michael C. Arnold	2009	$600,581	$95,000	$131,923	$265,631	$0	$659,000	$73,851	$1,825,986
Executive Vice President and	2008	$590,004	$0	$211,830	$412,413	$761,544	$336,000	$67,551	$2,379,342
President — Bearings and Power Transmission	2007	$526,670	$0	$350,760	$349,650	$623,884	$262,000	$85,212	$2,198,176

Glenn A. Eisenberg	2009	$578,658	$90,000	$131,923	$265,631	$0	$489,000	$88,942	$1,644,154
Executive Vice President -	2008	$590,004	$0	$211,830	$412,413	$763,120	$298,000	$89,215	$2,364,582
Finance and Administration	2007	$587,503	$0	$350,760	$349,650	$737,120	$223,000	$92,513	$2,340,546

	2009	$421,739	$65,000	$109,076	$232,243	$0	$746,000	$50,899	$1,624,957
Salvatore J. Miraglia, Jr.	2008	$427,508	$0	$174,990	$360,985	$512,288	$484,000	$72,332	$2,032,103
President — Steel	2007	$410,840	$0	$292,300	$299,700	$460,567	$365,000	$102,135	$1,930,542

(1)	The amounts shown in this column represent the one-time bonus awarded by the Compensation Committee at its February 2010 meeting to salaried employees, including the named executive officers, in recognition of performance delivered in 2009 in an extremely difficult business environment. The Chief Executive Officer and the Chairman each declined to receive their bonus payments for 2009, which would have been $205,000 and $160,000, respectively.

(2)	The amounts shown in this column for 2009 represent the fair market value on the date of grant of restricted shares granted in 2009. This grant of restricted shares for each of the named officers was subsequently cancelled because the Company did not achieve the management objective established by the Compensation Committee at the time of the grant.

On December 16, 2009, the Securities and Exchange Commission (SEC) approved new proxy disclosure rules for proxy statements issued after February 28, 2010. The revised rules require that the summary compensation table include the aggregate grant date fair value of all stock and option awards granted in each year, rather than attributing the cost to a particular year as determined in accordance with FAS 123(R) (now ACS 718), which was the method of valuing the grants in previous proxy statements.

(3)	The amounts shown in this column for 2009 represent the fair market value of nonqualified stock options at the time they were granted in 2009, using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 9 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	The amounts shown in this column for 2009 represent cash awards under the Senior Executive Management Performance Plan (annual incentive plan) for 2009 and performance units under the Long-

Term Incentive Plan covering the 2007-2009 performance cycle. There was no payout under either plan for any of the named executive officers, as threshold targets were not attained.

(5)	The amounts shown in this column for 2009 represent the difference between the amounts shown in the Pension Benefits Table on page 32 as of December 31, 2009 and those amounts calculated as of December 31, 2008. See the discussion of Pension Benefits on pages 31 and 32 for a description of how the amounts as of December 31, 2009 were calculated. The amounts as of December 31, 2008 were calculated using the same assumptions, except that a discount rate of 6.3% was used. For both years, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the named executive officers earned above-market earnings in a deferred compensation plan.

(6)	The amounts shown in this column for 2009 are broken down in detail in the following table:

									Tax Gross-
	Annual								Ups for Life
	Company						Personal		Insurance,
	Contribution						Use of		Financial
	to SIP Plan	Annual	Annual				Company’s		Planning,
	and Core DC	Company	Life				Country		Home
	Program	Contribution	Insurance	Executive	Financial	Home	Club		Security
	Up to IRS	to Post-Tax	Premium	Physicals	Planning	Security	Member-		and
	Limits	Savings Plan	(Company	(Company	Reimburse-	(Company	ships	Spousal	Spousal	Other
Name	(a)	(b)	Paid)	Required)	ment	Required)	(c)	Travel	Travel	(d)
James W. Griffith	$11,025	$66,667	$6,904	$2,492	$1,895	$1,096	$0	$468	$4,866	$5,036
Ward J. Timken, Jr.	$19,600	$105,737	$5,169	$2,503	$5,445	$54	$0	$26	$5,823	$912
Michael C. Arnold	$11,025	$30,798	$11,571	$2,261	$0	$168	$3,930	$20	$12,585	$1,493
Glenn A. Eisenberg	$18,375	$48,715	$4,530	$1,702	$7,500	$908	$0	$111	$6,127	$974
Salvatore J. Miraglia, Jr.	$11,025	$15,684	$5,310	$2,161	$7,500	$527	$3,668	$2,879	$179	$1,966

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Mr. Timken and Mr. Eisenberg participate in the Core DC Program.

(b)	The “Post-Tax Savings Plan” is the Company’s tax-qualified restoration plan for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the IRC.

(c)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of company-paid annual membership dues in 2009 that were used for personal use by the named executive officers. There are no incremental costs to the Company for personal use, as all such costs are borne by the officer.

(d)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all associates equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information concerning certain grants made to the named executive officers during 2009.

					Estimated
					Future
					Payouts		All Other
					Under Equity	All Other	Option		Grant Date
					Incentive Plan	Stock	Awards:	Exercise or	Fair Value of
					Awards	Awards:	Number of	Base Price	Stock and
		Estimated Future Payouts Under			(Number of	Number of	Securities	of Option	Option
		Non-Equity Incentive Plan Awards			Shares)	Shares of	Underlying	Awards	Awards
Name	Grant Date	Threshold	Target	Maximum	Target	Stock	Options	($/share)	(5)
James W. Griffith	2/2/2009 Perf Units (1)	$512,500	$1,025,000	$1,537,500
	2/2/2009 SEMPP (2)	$410,002	$1,230,005	$2,050,008
	2/2/2009 Restr Shrs (3)				29,200				$430,408
	2/2/2009 NQSOs (4)						208,700	$14.74	$1,024,717

Ward J. Timken, Jr.	2/2/2009 Perf Units (1)	$405,000	$810,000	$1,215,000
	2/2/2009 SEMPP (2)	$324,000	$972,000	$1,620,000
	2/2/2009 Restr Shrs (3)				23,100				$340,494
	2/2/2009 NQSOs (4)						164,600	$14.74	$808,186

Michael C. Arnold	2/2/2009 Perf Units (1)	$236,000	$472,000	$708,000
	2/2/2009 SEMPP (2)	$183,751	$551,254	$918,756
	2/2/2009 Restr Shrs (3)				8,950				$131,923
	2/2/2009 NQSOs (4)						54,100	$14.74	$265,631

Glenn A. Eisenberg	2/2/2009 Perf Units (1)	$236,000	$472,000	$708,000
	2/2/2009 SEMPP (2)	$165,201	$495,603	$826,006
	2/2/2009 Restr Shrs (3)				8,950				$131,923
	2/2/2009 NQSOs (4)						54,100	$14.74	$265,631

Salvatore J. Miraglia, Jr.	2/2/2009 Perf Units (1)	$150,500	$301,000	$451,500
	2/2/2009 SEMPP (2)	$120,402	$361,207	$602,011
	2/2/2009 Restr Shrs (3)				7,400				$109,076
	2/2/2009 NQSOs (4)						47,300	$14.74	$232,243

(1)	The “Perf Units” amounts shown indicate threshold, target and maximum awards for performance units covering the 2009-2011 performance cycle granted to each named executive officer in 2009 under the Long-Term Incentive Plan. Payment of awards is subject to the attainment of return on invested capital and cumulative earnings per share targets over the 2009-2011 performance cycle. Each measure is weighted equally. For any payment to be earned, the actual performance during the performance cycle must exceed the threshold performance levels for both return on invested capital and cumulative earnings per share. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the minimum award is 50% of target and the maximum award is 150% of target. Payments may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

(2)	The “SEMPP” amounts shown indicate threshold, target and maximum awards under the Senior Executive Management Performance Plan for 2009. The Senior Executive Management Plan is a shareholder-approved plan in which all the named executive officers participated in 2009. The performance metrics for 2009 were corporate EBIT/BIC and working capital as a percentage of sales. A minimum level of performance is established each year, below which no annual performance awards are earned. The minimum performance level for 2009 was the achievement of EBIT/BIC of 4% and this was not attained, therefore there was no payout under the plan for any of the named executive officers. Awards paid to individual executives are based on the actual financial results in relation to the target goals under the plan. In addition, the Compensation Committee retains the discretion to adjust downward any awards determined by the formula as the Compensation Committee deems appropriate. Actual awards granted under the Senior Executive Management Performance Plan for 2009 are reflected in the Summary Compensation Table.

(3)	The “Restr Shrs” amounts shown reflect restricted shares granted in 2009, which required that the Company achieve a management objective established by the Compensation Committee at the time of the grant, or the grant is cancelled. There are no threshold or maximum amounts. The management objective for 2009 was the achievement of EBIT/BIC of 4% and this was not achieved. Because the management objective was not achieved in 2009, the performance-based restricted shares were cancelled. Dividends are paid on all restricted shares at the same rate as shares of Common Stock generally.

(4)	The “NQSOs” amounts shown reflect nonqualified stock options granted in 2009. All options granted to the named executive officers during 2009 were granted on February 2. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten year term and will become exercisable over four years in 25% increments on the anniversary date of the grant. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of normal retirement, early retirement with the Company’s consent, death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements.

(5)	The amounts shown reflect the fair market value on the date of grant of restricted shares and options granted in 2009 in accordance with FAS 123(R) (now ACS 718). The fair market value of restricted shares is the opening price of Common Stock on the date of grant multiplied by the number of full shares granted. The fair market value of options is determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR- END
     The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards outstanding for each named executive officer as of December 31, 2009.

	Option Awards (1)						Stock Awards (2)
				Equity
				Incentive
				Plan Awards:
		Number of	Number of	Number of			Number of
		Securities	Securities	Securities			Shares or	Market Value
		Underlying	Underlying	Underlying	Option		Units of	of Shares or
		Unexercised	Unexercised	Unexercised	Exercise	Option	Stock that	Units of Stock
		Options	Options	Unearned	Price	Expiration	Have Not	that Have Not
Name	Grant Date	Exercisable	Unexercisable	Options	($/share)	Date	Vested	Vested
James W. Griffith	04/16/2002	50,000			$25.40	04/16/2012	41,893	$993,283
	04/20/2004	134,000			$24.14	04/20/2014
	01/31/2005	134,000			$25.21	01/31/2015
	02/06/2006	100,500	33,500		$30.93	02/06/2016
	02/05/2007	67,000	67,000		$29.23	02/05/2017
	02/04/2008	40,250	120,750		$30.70	02/04/2018
	02/02/2009		208,700		$14.74	02/02/2019

Ward J. Timken, Jr.	04/17/2001	10,000			$15.02	04/17/2011	35,879	$850,691
	04/16/2002	10,000			$25.40	04/16/2012
	04/15/2003	35,000			$17.56	04/15/2013
	04/20/2004	24,000			$24.14	04/20/2014
	01/31/2005	27,000			$25.21	01/31/2015
	02/06/2006	85,500	28,500		$30.93	02/06/2016
	02/05/2007	57,000	57,000		$29.23	02/05/2017
	02/04/2008	31,750	95,250		$30.70	02/04/2018
	02/02/2009		164,600		$14.74	02/02/2019

Michael C. Arnold	04/15/2003	10,000			$17.56	04/15/2013	39,699	$941,263
	04/20/2004	15,000			$24.14	04/20/2014
	01/31/2005	30,000			$25.21	01/31/2015
	02/06/2006	22,500	7,500		$30.93	02/06/2016
	02/05/2007	17,500	17,500		$29.23	02/05/2017
	02/04/2008	10,425	31,275		$30.70	02/04/2018
	02/02/2009		54,100		$14.74	02/02/2019

Glenn A. Eisenberg	01/31/2005	8,750			$25.21	01/31/2015	14,199	$336,658
	02/06/2006	8,750	8,750		$30.93	02/06/2016
	02/05/2007	8,750	17,500		$29.23	02/05/2017
	02/04/2008	10,425	31,275		$30.70	02/04/2018
	02/02/2009		54,100		$14.74	02/02/2019

Salvatore J. Miraglia, Jr.	01/31/2005	4,000			$25.21	01/31/2015	12,728	$301,781
	02/06/2006	7,500	7,500		$30.93	02/06/2016
	02/05/2007	7,500	15,000		$29.23	02/05/2017
	02/04/2008	9,125	27,375		$30.70	02/04/2018
	02/02/2009		47,300		$14.74	02/02/2019

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four year period from the date of grant.

(2)	Aggregate stock awards shown include restricted shares and deferred dividend equivalents that have time-based vesting. Restricted shares granted in 2009 were subject to a performance objective in order to vest over time. Because the objective was not met in 2009 these restricted shares were cancelled. Restricted shares vest 25% per year over the four year period from the date of grant, unless cancelled, with the exception of 25,000 deferred shares granted in 2006 to Mr. Arnold that will vest in full on the fourth anniversary of the date of grant. Deferred dividend equivalents are subject to forfeiture until four years after the date they are earned. The market value of all shares shown in this column was determined based upon the closing price of Common Stock on December 31, 2009 ($23.71).
OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information with respect to the exercise of stock options and vesting of stock-based awards during 2009 by the named executive officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise	(1)	Vesting	(2)
James W. Griffith	0	$0	28,125	$416,925
Ward J. Timken, Jr.	9,000	$48,323	20,200	$298,895
Michael C. Arnold	0	$0	9,725	$144,056
Glenn A. Eisenberg	0	$0	10,725	$159,021
Salvatore J. Miraglia, Jr.	0	$0	7,675	$113,639

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of Common Stock on the date of exercise. Fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The value shown in the table for stock awards is the number of shares multiplied by the fair market value of Common Stock on the date of vesting. Fair market value is determined by the average of the high and low price of a share of Common Stock on the date of vesting.
PENSION BENEFITS
Qualified Plan
     During 2003, the Company moved from a defined benefit retirement program (the “Qualified Plan”) to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.
     The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early from the Qualified Plan if they meet any of the following eligibility requirements:
•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service
In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003. As of December 31, 2009, Messrs Griffith, Arnold and Miraglia were the only named executive officers who were eligible for early retirement.
     Benefits for service after December 31, 1991 are reduced for early commencement at a rate of three percent per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and four percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Supplemental Pension Plan
     Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its Supplemental Executive Retirement Program for Executive Officers (“SERP”), effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax Savings Plan. To receive 100% of the supplemental benefit, the officer must have at least 10 years of Company service. Benefits will be prorated for Company service of less than 10 years. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by four percent per year for each year of early commencement prior to age 62.
PENSION BENEFITS TABLE
     The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for the named executive officers as of December 31, 2009. The “Present Value of Accumulated Benefit” shown below is the present value as of December 31, 2009 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 6.0% discount rate and mortality according to the RP-2000 Mortality Table for males and females. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62. For 2009, the Internal Revenue Code pay limit was $245,000 and the maximum benefit was $195,000.

		Number of
		Years of
		Credited	Present Value of
Name	Plan	Service	Accumulated Benefit
	Supplemental Plan	25.5	$6,940,000	(1)
James W. Griffith	Qualified Plan	25.5	$459,000
	Supplemental Plan	17.6	$1,662,000
Ward J. Timken, Jr.	Qualified Plan	11.6	$94,000	(2)
	Supplemental Plan	30.6	$2,333,000
Michael C. Arnold	Qualified Plan	30.6	$482,000
	Supplemental Plan	8.0	$1,597,000
Glenn A. Eisenberg	Qualified Plan	2.0	$23,000	(2)
	Supplemental Plan	37.5	$3,102,000	(1)
Salvatore J. Miraglia, Jr.	Qualified Plan	37.5	$916,000

(1)	Due to their length of service as officers of the Company, Mr. Griffith and Mr. Miraglia were grandfathered in a prior SERP formula for service before 2004. The following formula applies to each of them: (1) 1.75% of Final Average Earnings, reduced by 1.25% of the Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5%; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

(2)	Because neither Mr. Eisenberg nor Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003.

NONQUALIFIED DEFERRED COMPENSATION
     The table below sets forth information regarding contributions, earnings and withdrawals during 2009 and the account balances as of December 31, 2009 for the named executive officers who at any time during the year had any balance under the Deferred Compensation Plan.

		Aggregate
	Executive	Earnings in	Aggregate	Aggregate Balance at
	Contributions in	2009	Withdrawals/	December 31, 2009
Name	2009	(1)	Distributions	(2)
James W. Griffith	$0	$98,608	$0	$676,060
Ward J. Timken, Jr.	$170,870	$2,320	$0	$173,190
Glenn A. Eisenberg	$0	$1,155	$109,430	$0
Salvatore J. Miraglia, Jr.	$0	$51,158	$0	$382,985

(1)	This column includes interest earned from cash deferrals, dividend equivalents earned from restricted share deferrals, interest earned on those dividend equivalents and appreciation or depreciation in value for restricted share deferrals. The earnings during this year and previous years were not above market or preferential, therefore these amounts were not included in the Summary Compensation Table.

(2)	Amounts included in the aggregate balances that previously were reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years (or would have been had they been identified as named executive officers) are as follows: Mr. Griffith — $524,000; Mr. Timken — $170,870; and Mr. Miraglia — $267,000.
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or shares of Common Stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus one percent. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into Severance Agreements with each of the named executive officers that provide for compensation in the event of termination of employment under certain circumstances. In addition, the named executive officers are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under the Company’s retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the named executive officers: change in control followed by certain events described below, involuntary termination without cause, permanent disability and death. All scenarios are assumed to have a December 31, 2009 effective date.
Change In Control
     Under the Severance Agreements with the named executive officers, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment following a change in control of the Company (as defined in the Severance Agreements), the officer will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to a multiple of 3.0 times the officer’s annual base salary and target annual incentive compensation, plus a lump sum amount representing the SERP benefit.
     The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.
     The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three year period. Any unvested equity-based grants would vest and become nonforfeitable. The officer has five years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements become secured by a trust arrangement.
Voluntary Termination
     The Company pays no severance, benefits or perquisites in the case of a voluntary termination.
Involuntary Termination With Cause
     The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an officer is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.
     If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.
Involuntary Termination Without Cause
     In the case of an involuntary termination without cause, each named executive officer is entitled to severance equal to 1.5 times the officer’s base salary and target annual incentive compensation, except the Chairman and the Chief Executive Officer, who are entitled to severance of 2.0 times base salary and target annual incentive compensation. In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the named executive officers, as well as a release of liability for all claims against the Company.
     The values shown on the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the Pension Benefits Table. For purposes of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on pages 31 and 32, but with two additional years of service credit.
Death or Permanent Disability
     “Permanent Disability” occurs if a named executive officer qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.
     Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least 5 years of service. The benefit is equal to 50% of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.
     All equity-based LTIP grants immediately vest in the even of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

	Mr. Griffith					Mr. Timken
		With	Death &	Without	Change in		With	Death &	Without	Change in
	Voluntary	Cause	Disability	Cause	Control	Voluntary	Cause	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$4,100,016	$6,150,024	$0	$0	$0	$3,240,000	$4,860,000
Cash LTIP Award (2)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Equity (3)	$0	$0	$2,397,312	$1,795,934	$2,397,312	$0	$0	$1,958,038	$1,483,413	$1,958,038
Retirement Benefits (4)	$0	$0	$0	$441,000	$3,170,000	$0	$0	$0	$0	$1,847,000
Other Benefits (5)	$0	$0	$1,600,000	$20,000	$30,000	$0	$0	$600,000	$20,000	$30,000
Excise Tax Gross Up (6)					$0					$3,441,842
Total	$0	$0	$3,997,312	$6,356,950	$11,747,336	$0	$0	$2,558,038	$4,743,413	$12,136,880

	Mr. Arnold					Mr. Eisenberg
		With	Death &	Without	Change in		With	Death &	Without	Change in
	Voluntary	Cause	Disability	Cause	Control	Voluntary	Cause	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$1,627,511	$3,255,021	$0	$0	$0	$1,504,510	$3,009,020
Cash LTIP Award (2)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Equity (3)	$0	$0	$1,305,221	$550,252	$1,305,221	$0	$0	$700,616	$538,397	$700,616
Retirement Benefits (4)	$0	$0	$0	$0	$1,791,000	$0	$0	$0	$578,000	$1,895,000
Other Benefits (5)	$0	$0	$750,000	$15,000	$30,000	$0	$0	$1,000,000	$15,000	$30,000
Excise Tax Gross Up (6)					$2,272,750					$0
Total	$0	$0	$2,055,221	$2,192,763	$8,653,992	$0	$0	$1,700,616	$2,635,907	$5,634,636

			Mr. Miraglia
		With	Death &	Without	Change in
	Voluntary	Cause	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$1,096,520	$2,193,041
Cash LTIP Award (2)	$0	$0	$0	$0	$0
Equity (3)	$0	$0	$619,992	$480,135	$619,992
Retirement Benefits (4)	$0	$0	$0	$127,000	$984,000
Other Benefits (5)	$0	$0	$680,000	$15,000	$30,000
Excise Tax Gross Up (6)					$0
Total	$0	$0	$1,299,992	$1,718,655	$3,827,032

(1)	“Cash Severance” amounts are defined by multiples of annual pay stated in the Severance Agreements entered into by the Company and each named executive officer.

(2)	“Cash LTIP Award” includes values granted under Performance Unit Agreements to each named executive officer. The Severance Agreements require prorated payouts for current cycles. The current cycles included in the above table are the 2008—2010 and 2009—2011 performance cycles. Because the Company is projecting no payout for these current cycles, these amounts are shown as $0 for the “Death & Disability”, “Without Cause” and “Change in Control” scenarios.

(3)	“Equity” includes restricted shares, deferred shares, and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full share awards are valued at the closing price of Common Stock on December 31, 2009 which was $23.71. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements.

(4)	“Retirement Benefits” represents the value of benefits payable from the qualified and supplemental plans. The value shown under the change in control scenario is the lump sum present value of benefits earned under the qualified and supplemental plans assuming an additional 3 years of service.

(5)	“Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year. Additionally, the Company entered into Death Benefit Agreements with the named executive officers who were executive officers in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.

(6)	“Excise Tax Gross Up” represents the amount that the Company would pay to cover the excise tax of 20% above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined by the Internal Revenue Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax. Based on the hypothetical change in control as of December 31, 2009, no excise tax would be triggered for Messrs. Griffith, Eisenberg and Miraglia. Based on lower compensation during the earlier years of the relevant period in which the excise tax threshold is defined, Messrs. Timken and Arnold would receive change-in-control payments in excess of their respective thresholds and would therefore receive the tax gross-up benefit, as defined in the Severance Agreements.
EQUITY COMPENSATION PLAN INFORMATION
     The table below sets forth information as of December 31, 2009, regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company has made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by shareholders.

			Number of securities
			remaining available for
			future issuance under
		Weighted-average	equity compensation
	Number of securities to be issued	exercise price of	plans (excluding
	upon exercise of outstanding	outstanding options,	securities reflected in
	options, warrants and rights	warrants and rights	column (a))
Plan Category	(a)(1)	(b)(2)	(c)(3)
Equity compensation plans approved by security holders (4)	5,348,272	$24.37	4,885,508

Equity compensation plans not approved by security holders	0	$0.00	0

Total:	5,348,272	$24.37	4,885,508

(1)	The amount shown in column (a) includes nonqualified stock options, deferred shares, and deferred dividend equivalents, but does not include restricted shares or performance units.

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents shares of Common Stock remaining available under the Long-Term Incentive Plan, which authorizes the Compensation Committee to make awards of option rights, appreciation rights, restricted shares, deferred shares, and performance units. Awards may be credited with dividend equivalents payable in the form of shares of Common Stock. In addition, under the Long-Term Incentive Plan, Nonemployee Directors are entitled to awards of restricted shares, Common Stock and option rights pursuant to a formula set forth in the Long-Term Incentive Plan. In 2008, the Long-Term Incentive Plan was amended to increase the number of shares of Common Stock that may be issued to an aggregate of 23,200,000. The plan previously limited the number of restricted shares and deferred shares that could be issued to 15% of the total number of shares of Common Stock authorized under the plan. The Amended Plan removed this limit, but replaced it with a new method of counting the number of shares of Common Stock available for future grants. Under the new counting method, for any award that is not an option right or a stock appreciation right, 2.55 shares of Common Stock are subtracted from the maximum number of shares of Common Stock available under the plan for every share of Common Stock issued under the award. For awards of option rights and stock appreciation rights, however, only one share of Common Stock is subtracted from the maximum number of shares of Common Stock available under the plan for every share of Common Stock granted.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of Common Stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of Common Stock.
ITEM NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2010 fiscal year. Ernst & Young has acted as the Company’s independent accounting firm for many years.
     The selection of Ernst & Young LLP as the Company’s independent auditors is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote on an advisory basis in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests.
     A favorable vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes will not be counted for determining whether this matter is approved.
     Representatives of Ernst &Young are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE YEAR 2010.

AUDITORS
     Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2009 and 2008.

	2009	2008
Audit fees:
Consolidated financial statements	$1,690,600	$1,981,600
Sarbanes Oxley — Section 404 attestation	927,700	1,150,000
Statutory audits	1,100,700	1,276,900
Regulatory filings (SEC)	79,000	9,500
Accounting consultations	410,400	327,800

	4,208,400	4,745,800

Audit-related fees:
Employee benefit plan audits	206,900	258,000
International statutory filings	1,100	2,400

	208,000	260,400

Tax fees:
Tax compliance	135,100	211,800
Tax advisory	194,600	230,000

	329,700	441,800

All other fees:	0	0

	$4,746,100	$5,448,000

     The Audit Committee has adopted policies and procedures requiring pre-approval of all audit and non-audit services provided by the independent auditor. Other than audit and non-audit services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.
ITEM NO. 3
APPROVAL OF THE TIMKEN COMPANY
SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 8, 2010
     The Company desires to continue its policy of providing annual cash incentive compensation to the Company’s Chief Executive Officer and other designated executive officers of the Company under a plan that will meet the requirements of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to the Chief Executive Officer and certain highly compensated executive officers in excess of $1 million for any year, unless that compensation be paid pursuant to a plan the key terms of which have been approved by the company’s shareholders at least every five years.
     Effective January 1, 2005, the Board of Directors adopted, and the Company shareholders approved, The Timken Company Senior Executive Management Performance Plan as amended and restated as of February 1, 2005 (the “Restated Plan”). In light of Section 162(m)’s five-year shareholder reapproval requirement, the term of the Restated Plan will expire upon the first shareholders’ meeting in 2010. In order to continue to provide annual cash incentive compensation to the Company’s Chief Executive Officer and other designated executive officers under a plan that will meet the requirements of Section 162(m), the Board of Directors approved amendments to the Restated Plan by adopting The Timken Company Senior Executive Management Performance Plan, as Amended and Restated as of February 8, 2010 (the “Amended Plan”), and has recommended that the Amended Plan be submitted to the Company’s shareholders for approval at the 2010 Annual Meeting.

     The Amended Plan will become effective upon its approval by shareholders. Until such time as the Amended Plan is voted upon by shareholders, the Company may continue to make awards under the Restated Plan. Awards made by the Company on February 8, 2010, therefore were made under the Restated Plan.
     The Amended Plan was revised to include an extension of the term of the Amended Plan for an additional five years. In addition, the list of performance criteria pursuant to which compensation may be awarded under the Amended Plan has been expanded to include gross profits and/or comparisons with various stock market indices and provisions for recovery of incentive bonuses due to financial restatements deemed to be the result of an executive officer’s personal misconduct or fraudulent activity.
     Under the Restated Plan, the Compensation Committee has designated the Executive Vice President — Finance & Administration, the Senior Vice President & General Counsel, the President — Steel, the Executive Vice President & President Bearings & Power Transmission, and the Chairman of the Board, in addition to the Chief Executive Officer, as participants in the Restated Plan for 2010 and has established performance goals for 2010 based on earnings before interest and taxes divided by beginning invested capital (EBIT/BIC) and working capital as a percentage of sales. In future years, the Committee could continue to use these performance measures under the Amended Plan or could select another objective or combination of objectives from the list described below.
Summary of Amended Plan. The following is a summary of the Amended Plan and is qualified in its entirety by reference to the complete text of the Amended Plan which is set forth in Appendix A.
o	Administration. The Amended Plan will be administered by the Compensation Committee or another committee (consisting of at least two Directors, each of whom must be an “outside director” within the meaning of Section 162(m)) appointed by the Board. In administering the Amended Plan, the Committee will have full power and authority to interpret the Amended Plan and establish Management Objectives and the amount of bonuses payable upon achievement of such objectives.
Eligible Executives. Participation in the Amended Plan will be limited to “Eligible Executives,” which is defined as the Company’s Chief Executive Officer and any other designated executive officer of the Company that in the Compensation Committee’s judgment could, in the absence of the Amended Plan, be paid compensation the deductibility of which could be limited by Section 162(m). Participation in the Amended Plan is limited to the Company’s executive officers designated by the Committee. The Company currently has seven executive officers.
o	Management Objectives. A participant’s right to receive a bonus under the Amended Plan depends on achievement of certain performance goals, referred to as Management Objectives. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or subsidiary in which the participant is employed. Management Objectives must be limited to specified levels of, growth in or relative peer company performance in: cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service, shareholder return, gross profits and/or comparisons with various stock market indices. Management Objectives may be stated as a combination of the preceding factors.
o	Establishment of Bonus Amounts. Not later than the 90th day of each fiscal year of the Company, the Compensation Committee must establish the Management Objectives for each participant and the bonus amount payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify the specified Management Objectives, except to the extent that after such modification the bonus payments would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m). The

Committee retains the discretion to reduce the amount of any bonus that would be otherwise payable (including a reduction in such amount to zero). Notwithstanding any other provision of the Amended Plan to the contrary, in no event shall the bonus paid to a participant for a year exceed $4,000,000.

o	Payment of Incentive Bonuses. Subject to a valid election made by a participant with respect to the deferral of all or a portion of his or her bonus, bonuses shall be paid within 30 days after written certification by the Committee that the Management Objective(s) have been achieved and of the amount of the bonus to be paid, but in no event later than two and one-half months after the close of the Company’s fiscal year.

o	Recovery of Incentive Bonuses. If any of the Company’s financial statements for any fiscal year after 2009 are restated due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year and the Committee determines that a participant is personally responsible for causing the restatement as a result of personal misconduct or any fraudulent activity on the part of the participant, then the Committee may cause the Company to recover all or any portion of the participant’s bonus paid or payable under the Amended Plan for any fiscal year covered by the restatement. The amount of any recovered bonus will be limited to the amount by which the bonus exceeded the amount that would have been paid to the participant had the financial statement for the restated fiscal year been initially filed as restated, as reasonably determined by the Committee. The Committee will also determine the form of repayment of any recovered bonus amounts.

o	Effective Date. If the Amended Plan is approved by shareholders, it will continue in effect until the first shareholders’ meeting in 2015. The Board, however, may suspend or terminate the Amended Plan at any time.
Plan Benefits. It is not possible to determine the amount of the benefits that will be awarded or received in the future under the Amended Plan because the grants awarded under the Amended Plan will be discretionary.
Vote Required to Approve the Plan. A favorable vote of a majority of votes cast on the matter is necessary for approval of the Amended Plan. Abstentions and broker non-votes will not be counted for determining whether the Amended Plan is approved.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE TIMKEN COMPANY SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN, AS AMENDED AND RESTATED AS OF FEBRUARY 8, 2010.
ITEM NO. 4 AND 5
APPROVAL AND ADOPTION OF AMENDMENTS TO THE AMENDED REGULATIONS
     On February 9, 2010, the Board of Directors approved the amendments to the Company’s Amended Regulations (“Regulations”) described below, recommended the amendments as being in the best interests of the Company and its shareholders, and recommended that they be submitted to a vote of shareholders at the 2010 annual meeting of shareholders. The proposed amendments are separated into two proposals to allow shareholders to focus and vote on each significant change. Shareholders will vote on each proposal separately, and the approval or rejection of one proposal will not affect the approval or rejection of the other proposal. The text of our Regulations, as they would be modified by the proposed amendments, is attached as Appendix B to this proxy statement.

ITEM NO. 4
AMENDMENTS TO OUR REGULATIONS TO DECLASSIFY
THE BOARD OF DIRECTORS
     Our Regulations currently provide that the members of the Board of Directors are divided into three classes, with staggered three-year terms of office. Under our Regulations as currently in effect, one class of directors is elected at each annual meeting, and a director’s term of office generally continues until the third annual meeting of shareholders following his or her election and until his or her successor is elected and qualified.
     At our 2008 annual meeting of shareholders, a shareholder presented a non-binding proposal that requested that our Board of Directors take the necessary steps to declassify the Board of Directors and to provide for the annual election of all Directors. The proposal recommended that the declassification be effected in a manner that would not affect the term of any incumbent director. The holders of a majority of the outstanding shares of the Company voted in favor of that non-binding shareholder proposal. After consideration, the Board of Directors determined that it was not in the best interests of the Company and its shareholders to implement the proposal at that time.
     At several meetings over the course of the past two years, the Nominating and Corporate Governance Committee and the Board of Directors have continued to consider the merits of both the classified and declassified board structures. While the Committee and the Board of Directors both believe that a classified board provides stability and continuity in pursuing our strategies, as well as protection against abusive and unfair takeover tactics, the Committee and the Board of Directors have concluded, after taking into account the level of shareholder support of the proposal at the 2008 annual meeting, the growing sentiment of shareholders in favor of the annual election of directors and evolving corporate governance practices, that our classified board structure should be eliminated over a three-year period.
     Accordingly, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has approved an amendment to our Regulations that would eliminate, over a three-year period, the classified structure of our Board of Directors and provide for the annual election of all Directors beginning at the 2013 annual meeting of shareholders. If the proposed amendment is approved by our shareholders, the Directors elected at the 2010 annual meeting will be elected for a three-year term as provided by our current Regulations; Directors elected at the 2011 annual meeting will be elected to serve for a two-year term; and Directors to be elected at the 2012 annual meeting will be elected for a one-year term. At the 2013 annual meeting and thereafter, all Directors will stand for election for a one-year term. Directors elected to fill any vacancy on the board or to fill newly created director positions resulting from an increase in the number of directors will serve the remainder of the term of that position. The phasing in of annual elections of directors over a three-year period is designed so that the term of any incumbent director will not be shortened, and to ensure a smooth transition to a system of annual elections of all of our Directors.
     Approval of the management proposal indicated under this Item No. 4 will require the affirmative vote of the holders of a majority of the outstanding shares of the Company. Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the management proposal indicated under this Item No. 4. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR REGULATIONS TO DECLASSIFY THE BOARD OF DIRECTORS.

ITEM NO. 5
AMENDMENTS TO OUR REGULATIONS TO ALLOW THE BOARD OF DIRECTORS
TO AMEND OUR REGULATIONS
     Our Regulations currently require that all amendments be approved by shareholders. Many jurisdictions, such as Delaware, have historically allowed the board of directors of a corporation to amend the corporate bylaws (which are the Delaware law counterpart to Ohio regulations) without shareholder approval. Until 2006, the Ohio Revised Code did not permit directors of Ohio corporations to amend the corporate regulations. In 2006, however, the Ohio Revised Code was amended to allow boards of directors of Ohio corporations to make certain amendments to the corporate regulations without shareholder approval, so long as those amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations. The Ohio Revised Code also imposes certain limitations that prohibit directors from amending corporate regulations to modify certain substantive rights of shareholders, such as:
•	to specify the percentage of shares shareholder(s) must hold in order to call a special meeting;

•	to specify the length of time period required for notice of a shareholders’ meeting;

•	to specify that shares that have not yet been fully paid can have voting rights;

•	to specify requirements for a quorum at a shareholders’ meeting;

•	to prohibit shareholder or director actions from being authorized or taken without a meeting;

•	to define terms of office for directors or provide for classification of directors;

•	to require greater than a majority vote of shareholders to remove directors without cause;

•	to establish requirements for a quorum at directors’ meetings, or specify the required vote for an action of the directors;

•	to delegate authority to committees of the board to adopt, amend or repeal regulations; and

•	to remove the requirement that a control share acquisition of an issuing public corporation be • approved by shareholders of the acquired corporation.
     If the management proposal indicated under this Item No. 5 is approved, our Regulations will be amended to allow the Board of Directors to amend the Regulations to the extent permitted by Ohio law. Accordingly, the Board of Directors would be able to make ministerial and other changes to the Regulations without the time-consuming and expensive process of seeking shareholder approval, which would continue to be required if the proposal is not approved. If the management proposal indicated under this Item No. 5 is approved, we will be required to promptly notify shareholders of any amendments that the Board of Directors makes to the Regulations by sending a notice to shareholders of record as of the date of the adoption of the amendment, or by filing a report with the Securities and Exchange Commission.
     Approval of the management proposal indicated under this Item No. 5 will require the affirmative vote of the holders of a majority of the outstanding shares of the Company. Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the management proposal indicated under this Item No. 5. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MANAGEMENT PROPOSAL TO AMEND OUR REGULATIONS TO PERMIT THE BOARD OF DIRECTORS TO AMEND OUR REGULATIONS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than 10% of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.
     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2009, by its Executive Officers, Directors, or 10% shareholders.
SUBMISSION OF SHAREHOLDER PROPOSALS
     The Company must receive by November 26, 2010, any proposal of a shareholder intended to be presented at the 2011 Annual Meeting of Shareholders and to be included in the Company’s proxy materials related to the 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2011 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by February 11, 2011, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. The Company’s proxy related to the 2011 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after February 11, 2011.
SHAREHOLDER COMMUNICATIONS
     Shareholders or interested parties may send communications to the Board of Directors, any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.
GENERAL
     On the record date of February 22, 2010, there were XX,XXX,XXX outstanding shares of Common Stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than fifty percent of such shares shall constitute a quorum for purposes of the Annual Meeting of Shareholders.
     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, officers and other employees of the Company, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,500 plus reasonable out-of-pocket expenses.
     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR the management proposals indicated under Item No. 2, 3, 4 and 5, and, as to any other business as may be properly brought before the Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.

     You may revoke your proxy at any time before the Annual Meeting of Shareholders by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.
     Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 11, 2010.
     This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our 2009 Annual Report, are available free of charge on the Investors’ section of our website www.timken.com.
     After April 1, 2010, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Vice President — Ethics and Compliance, The Timken Company, 1835 Dueber Avenue, S.W. — GNE-01, Canton, Ohio 44706-2798.

TABLE OF CONTENTS FOR APPENDIX A
THE TIMKEN COMPANY SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN
(As Amended and Restated as of February 8, 2010)

APPENDIX A
THE TIMKEN COMPANY SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 8, 2010
     1. Purpose. The purpose of the Senior Executive Management Performance Plan (the “Plan”) is to attract and retain key executives for The Timken Company, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance. Incentive bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Regulations promulgated there under, and the Plan shall be construed consistently with such intention.
     2. Definitions. As used in this Plan,
“Board” means the Board of Directors of the Corporation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.
“Eligible Executive” means the Corporation’s Chief Executive Officer and any other designated executive officer of the Corporation that in the Committee’s judgment could, in the absence of the Plan, be paid compensation the deductibility of which, to the Corporation, could be limited by Section 162(m) of the Code.
“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.
“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in—cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service, shareholder return, gross profits and/or comparisons with various stock market indices. Management objectives may be stated as a combination of the preceding factors.
“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.
“Restatement” means a restatement of any part of the Corporation’s financial statements for any fiscal year or years after 2009 due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.
“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

     3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.
     4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.
     5. Awards.
     (a) Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.
     (b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).
     (c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $4,000,000.
     6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.
     7. Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and one-half months after the close of the Company’s fiscal year.
     8. Recovery of Incentive Bonuses. If a Restatement occurs and the Committee determines that an Eligible Executive is personally responsible for causing the Restatement as a result of the Eligible Executive’s personal misconduct or any fraudulent activity on the part of the Eligible Executive, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Corporation to recover all or any portion (but no more than 100%) of the Incentive Bonus paid or payable to the Eligible Executive for some or all of the years covered by the Restatement.
     The amount of any Incentive Bonus recovered by the Corporation shall be limited to the amount by which such Incentive Bonus exceeded the amount that would have been paid to or received by the Eligible Executive had the Corporation’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.
     The Committee shall also determine whether the Corporation shall effect any recovery under this Section 8 by: (a) seeking repayment from the Eligible Executive; (b) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Eligible Executive under any compensatory plan, program or arrangement maintained by the Corporation (subject to applicable law and the terms and conditions of such plan, program or arrangement); (c) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Eligible Executive in accordance with the Corporation’s compensation practices; or (d) by any combination of these alternatives.
     9. No Right to Bonus for Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.
     10. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.
     11. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.
     12. Effective Date. Subject to its approval by the shareholders, this Plan shall remain effective until the first shareholders’ meeting in 2015, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

TABLE OF CONTENTS FOR APPENDIX B

PAGE
1. Proposed Amendments to Regulations Relating to Item No. 4	B-2

2. Proposed Amendments to Regulations Relating to Item No. 5	B-3

Appendix B
Proposed Amendments to Regulations Relating to Item No. 4
     If the management proposal indicated under Item No. 4 is approved, Section 1 and Section 2 of Article II would be amended as shown below (insertions are indicated by underlining and bold, and deletions are indicated by strikethrough text).
     “SECTION 1. Election, Number and Term of Office
Directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders called for that purpose. Except as otherwise provided in these Regulations, a Director shall hold office until the next succeeding annual meeting ~~for the year in which his term expires~~ and until his successor shall be elected and qualified, or until his earlier resignation, death or removal from office.
At any meeting of shareholders at which Directors are to be elected, only persons may be nominated as candidates with respect to whom proxies have been solicited from the holders of shares entitled to be voted at the meeting; provided that if any such candidate is unable, for any reason, to accept such nomination or to serve as a Director, the Directors then in office or the holders of two-thirds of the shares entitled to be voted at the meeting may substitute another person as a nominee, or reduce the number of nominees to such extent as they shall deem advisable.
Until changed in accordance with the provisions of statute, the Articles or the Regulations, the number of Directors of the Corporation shall be eleven. Without amendment of these Regulations, the number of Directors may be changed to not less than nine nor more than eighteen by the vote of the holders of two-thirds of the shares entitled to be voted at a meeting called to elect Directors. No reduction in the number of Directors shall have the effect of removing any Director prior to the expiration of his term of office.
Until the 2013 annual meeting of shareholders, the ~~The~~ Directors shall be divided into three classes, designated as Class I, Class II and Class III, each class consisting of not less than three Directors nor more than six Directors each. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors. Each class or Director of any class being elected at any election of Directors held prior to the 2013 annual meeting of shareholders shall be separately elected. ~~Directors of each class shall be elected to hold office for three years, except as otherwise provided in these Regulations.~~
~~At the 1985 annual meeting of shareholders, however, Directors elected for Class I shall hold office for a term of one year expiring at the next succeeding annual meeting and thereafter until their successors shall be elected and duly qualified; Directors elected for Class II shall hold office for a term of two years expiring at the second succeeding annual meeting and thereafter until their successors shall be elected and duly qualified; and Directors elected for Class III shall hold office for a term of three years expiring at the third succeeding annual meeting and thereafter until their successors shall be elected and duly qualified. The three classes of Directors shall be elected in three separate elections at the 1985 annual meeting of shareholders. At each election of Directors after the annual meeting of shareholders in 1985, the successors to the Directors of the class whose term shall expire in that year shall be elected to hold office for the term of three years from the dates of their election and until the election of their successors.~~
At the 2010 annual meeting of shareholders, Directors elected for Class I shall hold office for a term of three years expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At the 2011 annual meeting of shareholders, Directors elected for Class II shall hold office for a term of two years expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At the 2012 annual meeting of shareholders, Directors elected for Class III shall hold office for a term of one year expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At each election of Directors after the 2012 annual meeting of shareholders, each Director shall be elected to hold office until the next annual meeting of shareholders and thereafter until his successor shall be elected and duly qualified.
The number of Directors fixed as provided in this Section may be increased or decreased by the Directors and the number of Directors as so changed shall be the number of Directors until further changed in accordance with this Section, provided that the Directors shall not increase the number of Directors to more than eighteen or decrease the number of Directors to fewer than nine. If the number of Directors is changed prior to the 2013 annual meeting of shareholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.
~~Any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term coinciding with the remaining term of that class, but in no event will a decrease in the number of Directors shorten the term of any incumbent Director.~~
     SECTION 2. Vacancies
Any vacancy or vacancies among the Directors may be filled by the Directors then in office. ~~Any~~ Until the 2013 annual meeting of shareholders, any Director elected to fill a vacancy may be elected for the term remaining for the Directors of any class, provided that each class shall continue to consist of not less than three Directors and the number of Directors in each class shall continue to be as nearly equal as possible. From and after the 2013 annual meeting of shareholders, any Director elected to fill a vacancy shall be elected until the next succeeding annual meeting of shareholders and thereafter until his successor shall be elected and duly qualified.”
Proposed Amendments to Regulations Relating to Item No. 5
     If the management proposal indicated under Item No. 5 is approved by the shareholders, Section 6 of Article V would be amended by inserting the bold and underlined language as follows:
     “SECTION 6. Amendments
These Regulations may be amended (i) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Directors, or (ii) by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal, if such proposal has been recommended by a two-thirds vote of the Directors then in office as being in the best interests of the Corporation and its shareholders, or by the affirmative vote, at a meeting, of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal, or by the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation.”

V O T E B Y T E L E P H O N E c/o Corporate Election Services P. O. Box 3200 Have your proxy card available when you call the Pittsburgh, PA 15230 Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote. V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy card Touch-Tone phone: Cast your vote: in the Postage-Paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do not send your proxy by mail. Proxy must be signed and dated below. Please fold and detach card at perforation before mailing. THE TIMKEN COMPANY PROXY /VOTING INSTRUCTION CARD The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 11, 2010 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting. Signature Signature (if jointly held) Date: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such. PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS May 11, 2010 Parking: Shareholders attending the meeting 10:00 a.m. may park in the visitor lot behind the Corporate Corporate Auditorium (C1G) Office building. The Timken Company 1835 Dueber Avenue, S.W. Note: If your shares are held in street name, Canton, OH 44706-2798 please bring a letter with you from your broker Telephone: (330) 438-3000 stating as such to the Annual Meeting. For directions to the Annual Meeting, you may call 330-471-3997. ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail. Please fold and detach card at perforation before mailing. THE TIMKEN COMPANY PROXY / VOTING INSTRUCTION CARD The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2, 3, 4 and 5. 1. Election of Directors to serve in Class I for a term of three years: Nominees: (1) James W. Griffith (2) John A. Luke, Jr. (3) Frank C. Sullivan (4) Ward J. Timken FOR all nominees listed above WITHHOLD AUTHORITY to vote for all nominees listed above To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above. 2. To ratify the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2010. FOR AGAINST ABSTAIN 3. To approve The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 8, 2010. FOR AGAINST ABSTAIN 4. To consider amending the Company’s Amended Regulations to declassify the Board of Directors. FOR AGAINST ABSTAIN 5. To consider amending the Company’s Amended Regulations to authorize the Board of Directors to amend the Amended Regulations to the extent permitted by Ohio law. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.